                                                                     EXHIBIT 10


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

         X        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        ---       SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

                  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        ---       SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM
                              TO
                  -----------    ---------

                         Commission file number: 0-15463
                                                 -------

                     MENDIK REAL ESTATE LIMITED PARTNERSHIP
                     --------------------------------------
              Exact name of registrant as specified in its charter


        New York                                                11-2774249
------------------------------                               ------------------
State or other jurisdiction of                                I.R.S. Employer
incorporation or organization                                Identification No.

Attn: Andre Anderson
3 World Financial Center, 29th Floor, New York, New York           10285
--------------------------------------------------------           -----
Address of principal executive offices                            Zip Code

Registrant's telephone number, including area code:  (212) 526-3237
                                                     --------------

Securities registered pursuant to Section 12(b) of the Act:  None
                                                             ----

Securities registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                      -------------------------------------
                                 Title of Class


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 Yes  X      No
                                     ---        ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

State the aggregate market value of the voting stock held by non- affiliates of the registrant: Not applicable.

Documents Incorporated by Reference:  None

                          INDEPENDENT AUDITORS' REPORT



The Partners
Mendik Real Estate Limited Partnership:

We have audited the consolidated financial statements of Mendik Real Estate Limited Partnership (a New York limited partnership) and consolidated venture as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mendik Real Estate Limited Partnership and consolidated venture as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                           KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 20, 1998

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE

==============================================================================================
CONSOLIDATED BALANCE SHEETS                                   AT DECEMBER 31,   AT DECEMBER 31,
                                                                        1997              1996
----------------------------------------------------------------------------------------------
ASSETS
Real estate investments:
  Land                                                          $         --     $  17,528,163
  Building and improvements                                               --        85,279,508
                                                                ------------------------------
                                                                          --       102,807,671
                                                                ------------------------------
Properties held for disposition                                  119,791,043        16,200,000
Cash and cash equivalents                                          4,786,697         4,727,720
Restricted cash                                                    7,041,844           960,489
U.S. Treasuries and Agencies                                              --         2,121,910
Rent and other receivables
  net of allowance for doubtful accounts of
  $118,611 in 1997 and 1996                                          903,270         1,192,114
Deferred rent receivable                                          11,191,096        10,453,202
Other assets, net of accumulated amortization of
  $4,941,591 in 1997 and $6,577,521 in 1996                        8,426,941         7,994,965
----------------------------------------------------------------------------------------------
  TOTAL ASSETS                                                 $ 152,140,891     $ 146,458,071
==============================================================================================
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Accounts payable and accrued expenses                        $   1,572,939     $   1,859,961
  Deferred income                                                  5,904,654         6,550,650
  Due to affiliates                                                2,956,140         2,907,737
  Security deposits payable                                        1,116,249           960,489
  Accrued interest payable                                           727,944           799,315
  Mortgages payable                                               71,500,000        71,500,000
  Notes payable to affiliates                                      2,230,000         2,230,000
                                                               -------------------------------
    Total Liabilities                                             86,007,926        86,808,152
                                                               -------------------------------
Minority interest                                                 21,445,577        20,075,882
                                                               -------------------------------
Partners' Capital (Deficit):
  General Partners                                                  (419,783)         (470,917)
  Limited Partners (395,169 units outstanding)                    45,107,171        40,044,954
                                                               -------------------------------
    Total Partners' Capital                                       44,687,388        39,574,037
----------------------------------------------------------------------------------------------
  Total Liabilities and Partners' Capital                      $ 152,140,891     $ 146,458,071
==============================================================================================


See accompanying notes to the consolidated financial statements.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


==================================================================================================
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,                           1997              1996             1995
--------------------------------------------------------------------------------------------------
INCOME
Rental                                             $ 36,189,134     $  36,301,921     $ 33,334,516
Interest                                                245,160           247,094          214,049
                                                   -----------------------------------------------
  Total Income                                       36,434,294        36,549,015       33,548,565
--------------------------------------------------------------------------------------------------
EXPENSES
Property operating                                   20,827,352        20,118,066       19,938,170
Depreciation and amortization                         5,246,432        11,257,102       10,199,677
Interest                                              6,162,361         7,225,953        8,796,859
General and administrative                              636,071           449,216          395,434
(Recovery of) provision for valuation allowance
 on property held for disposition                    (2,920,968)        5,411,536               --
Loss on write-down of real estate investments                --        59,491,089               --
                                                   -----------------------------------------------
  Total Expenses                                     29,951,248       103,952,962       39,330,140
--------------------------------------------------------------------------------------------------
Income (loss) before minority interest
 and extraordinary item                               6,483,046       (67,403,947)      (5,781,575)
Minority interest share of (income) loss in
 consolidated venture                                (1,369,695)       20,312,264        1,146,881
                                                   -----------------------------------------------
  Income (loss) before extraordinary item             5,113,351       (47,091,683)      (4,634,694)
--------------------------------------------------------------------------------------------------
EXTRAORDINARY ITEM
Gain on retirement of debt                                   --                --       16,247,734
--------------------------------------------------------------------------------------------------
  Net Income (Loss)                                $  5,113,351     $ (47,091,683)    $ 11,613,040
==================================================================================================
NET INCOME (LOSS) ALLOCATED:
To the General Partners                            $     51,134     $    (470,917)    $  1,487,096
To the Special Limited Partner                               --                --          471,998
To the Limited Partners                               5,062,217       (46,620,766)       9,653,946
--------------------------------------------------------------------------------------------------
                                                   $  5,113,351     $ (47,091,683)    $ 11,613,040
==================================================================================================
Per limited partnership unit
(395,169 outstanding):
  Net income (Loss) before extraordinary item      $      12.81     $     (117.97)    $     (11.61)
                                                   -----------------------------------------------
  Net Income (Loss)                                $      12.81     $     (117.97)    $      24.43
--------------------------------------------------------------------------------------------------

===========================================================================================
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                                                  SPECIAL
                                   LIMITED         GENERAL        LIMITED
                                  PARTNERS         PARTNERS       PARTNER          TOTAL
-------------------------------------------------------------------------------------------
Balance at December 31, 1994    $ 77,011,774     $(1,487,096)    $(471,998)    $ 75,052,680
Net income                         9,653,946       1,487,096       471,998       11,613,040
-------------------------------------------------------------------------------------------
Balance at December 31, 1995      86,665,720              --            --       86,665,720
Net loss                         (46,620,766)       (470,917)           --      (47,091,683)
-------------------------------------------------------------------------------------------
Balance at December 31, 1996      40,044,954        (470,917)           --       39,574,037
Net income                         5,062,217          51,134            --        5,113,351
-------------------------------------------------------------------------------------------
Balance at December 31, 1997    $ 45,107,171     $  (419,783)    $      --     $ 44,687,388
===========================================================================================


See accompanying notes to the consolidated financial statements.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE

========================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,                                  1997             1996             1995
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)                                         $  5,113,351     $(47,091,683)    $ 11,613,040
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
 Loss on write-down of real estate investments                      --       59,491,089                _
 Depreciation                                                3,913,361        9,602,450        8,793,974
 Amortization                                                1,333,071        1,654,652        1,405,703
 Gain on retirement of debt                                         --               --      (16,247,734)
 Minority interest share of income (loss) in
  consolidated venture                                       1,369,695      (20,312,264)      (1,146,881)
 (Recovery of) provision for valuation allowance
  on property held for disposition                          (2,920,968)       5,411,536               --
 Net premium (discount) amortization - U.S. Treasuries
  and Agencies                                                  53,777          (25,350)          50,092
 Increase (decrease) in cash arising from changes
  in operating assets and liabilities:
   Restricted cash                                            (155,760)         104,966        1,045,662
   Rent and other receivables                                  288,844         (254,013)        (164,073)
   Deferred rent receivable                                   (737,894)      (2,750,852)       4,911,038
   Other assets                                             (1,199,438)        (872,529)      (3,856,650)
   Accounts payable and accrued expenses                     1,082,764           19,797           21,014
   Deferred income                                            (645,996)        (980,097)       7,396,633
   Due to affiliates                                            48,403          277,389          894,286
   Security deposits payable                                   155,760         (104,966)        (103,135)
   Accrued interest payable                                    (71,371)         177,461          634,388
                                                          ----------------------------------------------
Net cash provided by operating activities                    7,627,599        4,347,586       15,247,357
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Restricted cash - replacement reserve                       (5,925,595)              --               --
Additions to real estate                                    (1,775,765)      (6,391,539)      (5,619,234)
Accounts payable - real estate assets                       (1,369,786)         280,402       (1,156,444)
Acquisition of U.S. Treasuries and Agencies                   (492,602)      (3,021,038)      (3,574,183)
Redemption of U.S. Treasuries and Agencies                   2,560,735        3,383,272        4,074,449
                                                          ----------------------------------------------
Net cash used for investing activities                      (7,003,013)      (5,748,903)      (6,275,412)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from mortgage and notes payable                    65,000,000        1,455,476        2,113,688
Payments of principal on mortgage and notes payable        (65,000,000)              --      (11,750,000)
Mortgage refinancing costs                                    (565,609)              --               --
                                                          ----------------------------------------------
Net cash provided by (used for) financing activities          (565,609)       1,455,476       (9,636,312)
--------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents            58,977           54,159         (664,367)
Cash and cash equivalents, beginning of period               4,727,720        4,673,561        5,337,928
                                                          ----------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                  $  4,786,697     $  4,727,720     $  4,673,561
========================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest                  $  6,233,732     $  7,048,492     $  8,015,003
--------------------------------------------------------------------------------------------------------


See accompanying notes to the consolidated financial statements.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1997, 1996 AND 1995

1.  ORGANIZATION

Mendik Real Estate Limited Partnership (the "Partnership") was organized as a limited partnership under the laws of the State of New York pursuant to a Certificate and Agreement of Limited Partnership dated and filed October 30, 1985 (the "Partnership Agreement"), as amended, and subsequently amended and restated on February 25, 1986. The Partnership was formed for the purpose of acquiring, maintaining and operating income producing commercial office buildings in the Greater New York metropolitan area. The general partners of the Partnership are Mendik RELP Corporation and NYRES1 (see below). The Partnership will continue until December 31, 2025, unless sooner terminated in accordance with the terms of the Partnership Agreement. The Partnership offered Class A units to taxable investors and Class B units to tax exempt investors.

On July 31, 1993, Shearson Lehman Brothers Inc. sold certain of its domestic retail brokerage and asset management businesses to Smith Barney, Harris Upham & Co. Incorporated ("Smith Barney"). Subsequent to the sale, Shearson Lehman Brothers Inc. changed its name to Lehman Brothers Inc. The transaction did not affect the ownership of the general partners. However, the assets acquired by Smith Barney included the name "Hutton." Consequently, effective October 22, 1993, Hutton Real Estate Services XV, Inc., a general partner, changed its name to NY Real Estate Services 1 Inc. ("NYRES1") to delete any reference to "Hutton." On January 16, 1997, Mendik Corporation, a general partner, was renamed Mendik RELP Corporation.

2.  LIQUIDITY

During the twelve months ended December 31, 1997, the Partnership funded operating costs, the cost of tenant improvements, leasing commissions, and building capital improvements from the following sources: (i) cash flow generated by the property located at Two Park Avenue, New York, New York (the "Park Avenue Property"), the Partnership's leasehold interest in 550/600 Mamaroneck Avenue, Harrison, New York (the "Saxon Woods Corporate Center") and the Partnership's leasehold interest in the property located at 330 West 34th Street, New York, New York (the "34th Street Property"), (ii) Partnership reserves, (iii) the deferral of property management fees and leasing commissions with respect to certain of the properties by Mendik Management Company Inc., an affiliate of Mendik RELP Corporation ("Mendik Management"), and (iv) the deferral of interest payments on the NYRES1 Loan (see the section captioned "The 34th Street Property" in Note 6 - Mortgage and Notes Payable for a further description of the NYRES1 Loan). Because certain properties may be sold, it is expected that funds from certain of these sources may be reduced or unavailable in the future.

Park Avenue Property - The costs of leasing space at the property are being funded with existing property cash flow and reserves maintained by Two Park Company, the joint venture that owns the Park Avenue Property. Pursuant to the new Park Avenue mortgage loan, as discussed below, as of December 31, 1997, the Partnership had placed approximately $6.0 million in a reserve account to fund the costs of future leasing commissions and tenant improvements.

The Park Avenue Property currently generates, and is expected to generate over the near term, sufficient cash flow to cover operating expenses and current debt service. The Park Avenue Property was subject to nonrecourse financing totaling $65 million which was scheduled to mature in December 1998, however, the lender had the right to accelerate the maturity upon six-months notice. In order to address the risk of such acceleration, Two Park Company refinanced the existing loan in April 1997. Under the new mortgage, which matures on March 1, 2000, interest is payable at a floating rate (LIBOR plus 150 basis points), which should reduce debt service costs (assuming short-term LIBOR rates remain stable). Additionally, there will be no prepayment penalty (other than in connection with breakage costs of any LIBOR contract), in the event Two Park Company repays the full amount due under the mortgage prior to maturity.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


The Partnership owns an approximate 60% general partnership interest in Two Park Company. The remaining 40% interest in Two Park Company is owned by B & B Park Avenue L.P. ("B&B"), of which Mendik RELP Corporation was a general partner. On December 13, 1996, FW/Mendik REIT LLC, an affiliate of Mendik RELP Corporation, entered into a contract with the partners that owned substantially all of the interest in B&B to acquire their interest in B&B. The closing under the contract took place on April 15, 1997. Following the closing, FW/Mendik REIT LLC conveyed its interest in B&B to an affiliate of Vornado Realty Trust ("Vornado"), a real estate investment trust whose shares of stock are traded on the New York Stock Exchange. The conveyance to the affiliate of Vornado was in connection with the consolidation of Vornado and Mendik Management Company Inc. and certain of its affiliates, which consolidation was also consummated on April 15, 1997.

Major tenants at the Park Avenue Property are The Times Mirror Company Inc., which leases approximately 292,000 square feet (approximately 31% of the total leaseable area in the Property) under leases expiring on September 30, 2010, and Smith Barney, Inc. Smith Barney, Inc. leases approximately 100,000 square feet (approximately 11% of the total leaseable area in the Property) under a lease expiring on May 30, 1998. Smith Barney has vacated its space, and as a result, the Partnership has entered into another lease agreement with a subtenant of Smith Barney for 20,000 square feet. Smith Barney continues to remain current on its rental payments to the Partnership in accordance with the terms of its existing lease. In addition, the Partnership recently executed a lease agreement with United Way, effective June 1, 1998. United Way will occupy the bulk of the space (60,572 square feet) that was previously occupied by Smith Barney, Inc. at rental rates higher than the Smith Barney lease.

The property was 97% and 98% occupied at December 31, 1997 and 1996, respectively.

The 34th Street Property - The parcel of land underlying the 34th Street Property is leased from an unaffiliated third party pursuant to a ground lease with an initial term ending on December 31, 1999 that provides for annual lease payments of $2.25 million through December 31, 1999. The ground lease may be renewed in 1999 and thereafter at the option of the Partnership for successive terms of 21, 30, 30, 30 and 39 years at annual rentals, determined at the commencement of each renewal term, equal to 7% of the then-market value of the land considered as if vacant, unimproved and unencumbered, valued at the highest and best use under then-applicable zoning and other land use regulations as office, hotel or residential property, but in no event less than the greater of
(i) $2.75 million or (ii) the base rent for any consecutive 12-month period during the then- preceding renewal term. The Partnership was required to give notice to renew the ground lease for an additional term of 21 years not later than two years (December 31, 1997) prior to the expiration of the current terms of the ground lease, which was scheduled to expire on December 31, 1999. In the fourth quarter of 1997, the Partnership gave notice to the ground lessor of its intention to renew the lease and was subsequently granted an extension on the ground lease, under the same terms, until December 31, 2020.

In 1993, the Partnership signed a long-term lease with the City of New York for approximately 47% of the Property's total leasable space in the 34th Street Property. The term of the lease was originally scheduled to expire on February 28, 2001. During the first quarter of 1997, the Partnership reached an agreement with the City of New York to amend and extend its existing lease at the Property for a term of approximately 10 years from the previous scheduled expiration date of February 28, 2001. In accordance with the terms of the lease amendment, the City will have the right to terminate its lease in whole or in part at any time after the fifth anniversary of the lease amendment, with a cancellation fee equal to the then unamortized brokerage commissions and architectural fees paid in connection with the lease amendment. Also in connection with the lease amendment, the ground lessor has agreed to fund up to $100,000 in costs associated with tenant improvement work that will be completed on the space occupied by the City. The terms of the amended lease call for the City to make annual base rental payments of approximately $5.4 million for the first five years of the amended lease, approximately $5.9 million for years six through ten of the amended lease, and approximately $6.5 million for years eleven through fifteen of the amended lease. In addition, the City is required to pay its proportionate share of increases in real estate taxes and operating expenses over a predetermined base year amount.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


In May 1995, the Partnership successfully negotiated an agreement with the First National Bank of Chicago ("FNBC") to reduce the amount needed to pay off the 34th Street Line of Credit for $1.75 million, compared to the outstanding debt balance of approximately $18 million, including accrued interest. Since the Partnership was not able to obtain financing from a third party, an agreement was entered into with an affiliate of NYRES1 to lend the Partnership $1.75 million to payoff the 34th Street Line of Credit (the "NYRES1 Loan"). FNBC's agreement to accept only $1.75 million in full satisfaction of the 34th Street Line of Credit effectively meant that substantially all of the outstanding principal balance of the loan was forgiven by FNBC. On June 26, 1995, the Partnership completed the payoff of the 34th Street Line of Credit. The NYRES1 Loan bears interest at the prime rate less one and one-quarter percent and matures upon the earlier of December 31, 2025 or the termination of the Partnership. Accrued interest and principal are payable on a current basis to the extent there is net cash flow available from the Property. The loan is an unsecured obligation of the Partnership. No cash flow payments have been made on the loan as of December 31, 1997.

In order to improve the 34th Street Property's cash flow, beginning in January 1992, Mendik Management voluntarily agreed to defer its management fees that would otherwise have been payable with respect to the 34th Street Property. In addition, Mendik Management agreed to defer its leasing commission with respect to the signing of the long-term lease with the City of New York and any further leasing commissions associated with additional leasing activity at the Property. Through December 31, 1997, Mendik Management has deferred approximately $2,111,719 in leasing commissions and management fees with respect to the 34th Street Property. In connection with the NYRES1 Loan, these fees will continue to be deferred. The Partnership's outstanding obligation to pay the management fees to Mendik Management will bear interest at a rate per annum equal to the prime rate of Morgan Guaranty Trust Company of New York less 1.25%. Principal and interest will be payable on December 31, 2025, or such earlier date on which the term of the Partnership terminates, subject to a mandatory repayment from the net proceeds from the sale of any of the Properties, after repayment of all debt secured by the Property sold.

The property was 100% and 92% occupied at December 31, 1997 and 1996, respectively.

Saxon Woods Corporate Center - The Partnership expects that cash flow from the Saxon Woods Corporate Center will cover operating expenses and debt service obligations in 1998. The Saxon Woods Line of Credit is in the amount of up to $6.5 million. Section 13(d) (xviii) of the Partnership Agreement prohibits the Partnership from incurring indebtedness secured by a Property in excess of 40% of the then-appraised value of such Property (or 40% of the value of such Property as determined by the lender as of the date of financing or refinancing, if such value is lower) (the "Borrowing Limitation"). With the signing of a new lease in August 1996 for approximately 23% of available space at the 600 Mamaroneck building, an updated independent appraisal of the property was completed during the second quarter of 1996, at which time the appraised value of the property increased from $15.2 million at year-end 1995 to $16.6 million. With the increase in the appraised value, the Partnership was able to draw down the full amount of the credit facility without exceeding the Borrowing Limitation. As of December 31, 1996, the Partnership had borrowed the full $6.5 million available under the Saxon Woods Line of Credit.

The indebtedness secured by the Saxon Woods Corporate Center was scheduled to mature in September 1996. During the third quarter of 1996, the Partnership obtained a one-year extension of the mortgage indebtedness to September 1997. Subsequently, three, three-month extensions were obtained to facilitate a sale of the property, with a maturity date of June 26, 1998.

The property was 99% and 97% occupied at December 31, 1997 and 1996, respectively.

Stamford Property - On December 29, 1994, the Partnership transferred title to the Stamford Property to the lender in lieu of foreclosure. The transfer resulted in the loss of the Partnership's investment in the property; however, the Partnership was not liable for accrued interest or the principal balance of the mortgage not otherwise satisfied by transfer of the property.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF ACCOUNTING   The accompanying financial statements have been prepared
on the accrual basis of accounting in accordance with generally accepted accounting principles. Income is recognized as earned and expenses are recorded as obligations are incurred.

CONSOLIDATION   The consolidated financial statements include the accounts of the Partnership and of Two Park Company, a joint venture in which the Partnership owns an approximate 60% general partnership interest. The joint venture was formed to own and operate a commercial office building. Intercompany accounts and transactions between the Partnership and the venture have been eliminated in consolidation.

IMPAIRMENT OF LONG-LIVED ASSETS   Statement of Financial Accounting Standards
No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121"), requires the Partnership to assess its real estate investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the real estate may not be recoverable. Recoverability of real estate to be held and used is measured by a comparison of the carrying amount of the real estate to future net cash flows (undiscounted and without interest) expected to be generated by the real estate. If the real estate is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the real estate exceeds the fair value of the real estate.

REAL ESTATE INVESTMENTS   Prior to September 30, 1997, real estate investments
which consist of buildings, were recorded at cost, less accumulated depreciation and impairment writedowns. Cost included the initial purchase price of the properties plus closing costs, acquisition and legal fees, and capital improvements. Depreciation of the buildings was computed using the straight-line method over an estimated useful life of 20 to 35 years. Depreciation of personal property was computed using the straight-line method over an estimated useful life ranging from 5 to 10 years. Tenant improvements were amortized using the straight-line method over the respective lease terms.

At December 31, 1997 and 1996, the Partnership completed reviews of recoverability of the carrying amount of each property and related accounts based upon an estimate of undiscounted cash flows expected to result from each property's use and eventual disposition. Based upon the reviews completed at December 31, 1996, the Partnership wrote down the value of its real estate investments and related assets in accordance with FAS 121.

PROPERTY HELD FOR DISPOSITION   The Saxon Woods property, Two Park Avenue
property, and 330 West 34th Street property were reclassified as "properties held for disposition" following the decision to pursue negotiations for a potential sale of these properties. The properties are recorded at the lower of amortized cost or their estimated fair value less costs to sell at December 31, 1997. Based upon the reviews completed at December 31, 1997, the Partnership recovered part of the provision for valuation allowance on the property held for disposition (Saxon Woods) at December 31, 1996. (See Note 5).

CASH EQUIVALENTS   Cash equivalents consist of short-term, highly liquid
investments which have maturities of three months or less from the date of issuance. The carrying amount approximates fair value because of the short maturity of these instruments.

RESTRICTED CASH   Restricted cash consists of a reserve to fund the cost of
certain future leasing activity pursuant to the new mortgage loan on the Two Park Avenue property and tenant security deposits.

MARKETABLE SECURITIES   Marketable securities, which consisted of United States
Treasury securities and Agencies, were carried at amortized cost, which approximated market.

CONCENTRATION OF CREDIT RISK   Financial instruments which potentially subject
the Partnership to a concentration of credit risk principally consist of cash in excess of the financial institutions' insurance limits. The Partnership invests available cash with high credit quality financial institutions.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


RENTAL INCOME   Rental income is recognized as earned under the leases.
Accordingly, as certain leases of the Partnership provide for tenant occupancy during periods for which no rent or reduced rent is due, the Partnership accrues rental income for the full period of occupancy on a straight-line basis over the related lease terms.

The Partnership has determined that all leases associated with the rental of space at the investment properties are operating leases.

LEASING COSTS   Leasing costs are capitalized and amortized using the straight line-method over the respective lease terms.

MORTGAGE COSTS   Mortgage costs are capitalized and amortized over the term of the mortgage notes payable.

FAIR VALUE OF FINANCIAL INSTRUMENTS   Statement of Financial Accounting
Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires that the Partnership disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation.

Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

INCOME TAXES   The Partnership allocates all profits, losses and other taxable items to the individual partners. No provision for income taxes is made in the financial statements as the liabilities for such taxes are those of the partners rather than the Partnership.

USE OF ESTIMATES   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Management's review of recoverability of the carrying amounts of real estate investments and related accounts is one such estimate. Actual results could differ from those estimates.

NET INCOME (LOSS) PER LIMITED PARTNERSHIP UNIT   Net income (loss) per limited
partnership unit is based upon the limited partnership units outstanding during the year and the net income (loss) allocated to the limited partners in accordance with the terms of the Partnership Agreement.

4.  THE PARTNERSHIP AGREEMENT

Taxable income for any fiscal year shall be generally allocated in substantially the same manner as net cash from operations then 85% to the limited partners, 14% to the special limited partner and 1% to the general partners, except that depreciation allocated to the limited partners will be allocated solely to the Class A units. Tax losses for any fiscal year will generally be allocated to the limited partners and special limited partner to the extent of their positive capital accounts and then 99% to the limited partners and 1% to the general partners.

The Times Mirror Lease Prepayment and the gain on retirement of the 34th Street Property debt have been treated as capital transactions for purposes of allocation under the Partnership Agreement. Accordingly, only the Class A limited partners, the special limited partner and the general partners have received an allocation of income; Class B limited partners received no allocation from these transactions.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


The Partnership Agreement provides that the net cash from operations, as defined, for each fiscal year will be distributed on a quarterly basis, 99% to the limited partners and 1% to the general partners (as defined) until each limited partner has received an amount equal to an 8% annual preferred return. The net cash from operations will then be distributed, 99% to the special limited partner, Bernard H. Mendik, and 1% to Mendik Corporation until the special limited partner has received his special preferred return (as defined). Thereafter, net cash from operations will be distributed 85% to the limited partners, 14% to the special limited partner and 1% to the general partners.

Net proceeds from sales or refinancings will be distributed first to the limited partners until each limited partner has received an 8% cumulative annual return (as defined) and then an additional amount equal to his adjusted capital contribution (as defined). Second, the net proceeds from sale or refinancing will be distributed 99% to the special limited partner and 1% to the Mendik RELP Corporation until the special limited partner has received any shortfall on his special cumulative return (as defined). Third, the net proceeds will be distributed to the general partners until the general partners have received their deferred incentive shares (as defined). Thereafter, net proceeds will be distributed 75% to the limited partners, 20.33% to the special limited partner and 4.67% to the general partners. Liquidating proceeds will be distributed to the Partners in proportion to and to the extent of the positive capital account balances of the Partners.

If, upon dissolution of the Partnership, the general partners have a negative capital account, they shall contribute capital equal to the amount of the deficit. In no event, however, shall the required capital contribution exceed 1.01% of the total capital contributed by the limited partners less all prior contributions by the general partners.

5.  REAL ESTATE INVESTMENTS

The major tenants described at each of the properties below represented 45% of the Partnership's rental income in 1997.

THE PARK AVENUE PROPERTY   In 1987, the Partnership indirectly acquired from an
affiliate an approximate 60% general partnership interest in a joint venture, Two Park Company, formed in 1986 for the purpose of acquiring and operating a parcel of land located at Two Park Avenue, New York, New York, together with the 28- story office building and related improvements located thereon containing approximately 947,000 net rentable square feet (based on current standards of measurement). The affiliate acquired such interest to facilitate the acquisition by the Partnership. Two Park Company acquired the Park Avenue Property in 1986 from an unaffiliated seller for approximately $151.5 million, $60 million of which was financed by a first mortgage loan. The Partnership acquired its interest by contributing $61,868,264 in cash, and assuming its share of the $60 million loan secured by a first mortgage on the property. The remaining 40% interest in Two Park Company is currently owned by B & B Park Avenue L.P., of which Mendik RELP Corporation is a general partner. The sole stockholder of the other general partner was also the lender of the mortgages secured by the Park Avenue Property. Pursuant to the partnership agreement of Two Park Company, each partner has the right to implement "buy-sell" provisions. If either one of the partners in Two Park Company exercises its buy-sell rights, then the other partner could be compelled either to sell its interest in Two Park Company to such other partner, for the purchase price set forth in the partnership agreement of Two Park Company. In addition, under the partnership agreement of Two Park Company, if either partner receives a bona fide offer to purchase its interest in Two Park Company (which such partner is willing to accept), such partner must give the other partner a right of first refusal to purchase its partnership interest on the same terms and conditions as the bona fide offer. On December 13, 1996, FW/Mendik REIT LLC, an affiliate of Mendik RELP Corporation, entered into a contract with the partners that own substantially all of the interest in B & B Park Avenue L.P. to acquire their interest in B & B Park Avenue L.P. The closing under the contract took place on April 15, 1997. Following the closing, FW/Mendik REIT LLC conveyed its interest in B & B Park Avenue L.P. to an affiliate of Vornado Realty Trust ("Vornado"), a real estate investment trust whose shares of stock are traded on the New York Stock Exchange. The conveyance to the affiliate of Vornado was in connection with the consolidation of Vornado and Mendik Management Company Inc. and certain of its affiliates, which consolidation was also consummated on April 15, 1997.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


At December 31, 1997, the appraised fair value of the property was $123,000,000, and the appraised value of the property net of the minority interest was $73,431,000. At December 31, 1996, the property's fair value was appraised at $110,000,000, and the appraised value of the property net of the minority interest was $65,670,000.

Major tenants at the Park Avenue Property are The Times Mirror Company Inc., which leases approximately 292,000 square feet (approximately 31% of the total leaseable area in the Property) under leases expiring on September 30, 2010, and Smith Barney, Inc. Smith Barney, Inc. leases approximately 100,000 square feet (approximately 11% of the total leaseable area in the Property) under a lease expiring on May 30, 1998. Smith Barney has vacated its space, and as a result, the Partnership has entered into another lease agreement with a subtenant of Smith Barney for 20,000 square feet. Smith Barney continues to remain current on its rental payments to the Partnership in accordance with the terms of its existing lease. In addition, the Partnership recently executed a lease agreement with United Way, effective June 1, 1998. United Way will occupy the bulk of the space (60,572 square feet) that was previously occupied by Smith Barney, Inc. at rental rates higher than the Smith Barney lease. Times Mirror Company and Smith Barney represented 23% and 12%, respectively, of the property's total rental income in 1997.

At December 31, 1997 and 1996, the Partnership completed reviews of recoverability of the carrying amount of the Park Avenue Property and related accounts based upon estimated undiscounted cash flows expected to result from the property's use and eventual disposition. As of December 31, 1995, it was management's intention to hold the property for long-term investment and, therefore, management concluded that the sum of the undiscounted future cash flow estimated to be generated over the investment's holding period was greater than its carrying value. In light of the continued improvements in the Midtown Manhattan commercial real estate market during 1996, management anticipated positioning the property for sale over the next 12 to 24 months, and concluded that the sum of the undiscounted future cash flow estimated to be generated by the property over this shorter holding period was less than its carrying value. As a result, the Partnership recorded a write-down in 1996, before consideration of the minority interest's share of the write-down, of approximately $54,800,000 to reduce the property's carrying value to its 1996 estimated fair value of $110,000,000. The fair value was obtained from an appraisal report prepared by an independent appraiser.

Due to the Partnership's intention to market the Park Avenue Property for sale, the Property was reclassified as "Property held for disposition," effective September 30, 1997, in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

The 34th Street Property   In 1987, the Partnership acquired the leasehold
interest in the 34th Street Property, an eighteen-story structure containing approximately 637,000 net rentable square feet (based on current standards of measurement) from an affiliate of the Partnership. The building was purchased from the affiliate for the purpose of facilitating the acquisition by the Partnership. The purchase price of $35,611,400 consisted of the purchase price to the affiliate plus the acquisition and closing costs and costs associated with carrying the property. The building is situated on a 46,413 square foot site.

The parcel of land underlying the 34th Street Property is leased from an unaffiliated third party pursuant to a ground lease with an initial term ending on December 31, 1999 that provided for annual lease payments of $1.25 million through December 31, 1991 and requires annual lease payments of $2.25 million for the remaining eight years. The ground lease may be renewed at the option of the Partnership for successive terms of 21, 30, 30, 30 and 39 years at annual rentals, determined at the commencement of each renewal term, equal to 7% of the then-market value of the land considered as if vacant, unimproved and unencumbered, valued at the highest and best use under then-applicable zoning and other land use regulations as office, hotel or residential property, but in no event less than the greater of (i) $2.75 million or (ii) the base rent for any consecutive 12-month period during the then-preceding renewal term. The Partnership was required to give notice to renew the ground lease for an additional term of 21 years not later than two years (December 31, 1997) prior to the expiration of the current term of the ground lease which is scheduled to expire on December 31, 1999.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


In the fourth quarter of 1997, the Partnership gave notice to the ground lessor of its intention to renew the lease and was subsequently granted an extension on the ground lease, under the same terms, until December 31, 2020. The property's appraised value at December 31, 1997, based on two separate appraisal techniques which differ in their treatment of the ground lease valuation, ranged from approximately $7,600,000 to $11,000,000. The property's value was appraised at $4,000,000 at December 31, 1996.

Major tenants at the 34th Street property are the City of New York and Props for Today. The City of New York which leases approximately 300,000 square feet (47% of the total leasable area in the property). The term of the lease was originally scheduled to expire on February 28, 2001. During the first quarter of 1997, the Partnership reached an agreement with the City of New York to amend and extend its existing lease at the Property for a term of 10 years from the previous scheduled expiration date. In accordance with the terms of the lease amendment, the City will have the right to terminate its lease in whole or in part at any time after the fifth anniversary of the lease amendment, with a cancellation fee equal to the then unamortized brokerage commissions and architectural fees paid in connection with the lease amendment. Also in connection with the lease amendment, the ground lessor has agreed to fund up to $100,000 in costs associated with tenant improvement work that will be completed on the space occupied by the City. Props for Today leases 95,118 square feet (15% of the total leasable area) under a lease expiring December 31, 2006. The City and Props for Today represented approximately 77% and 7%, respectively, of the property's total rental income in 1997.

At December 31, 1997 and 1996, the Partnership completed reviews of recoverability of the carrying amount of the 34th Street Property and related accounts based upon estimated undiscounted cash flows expected to result from the property's use and eventual disposition. As of December 31, 1995, it was management's intention to hold the property for long-term investment and, therefore, management concluded that the sum of the undiscounted future cash flow estimated to be generated over the investment's holding period was greater than its carrying value. In 1996, management anticipated holding the property for 12 to 24 months and concluded that the sum of the undiscounted future cash flow estimated to be generated by the property over this shorter holding period was less than its carrying value. As a result, the Partnership recorded a write-down of approximately $4,700,000 to reduce the property's carrying value to its estimated value of $4,000,000, which represents the property's appraised value as of December 31, 1996. The value was obtained from an appraisal report prepared by an independent appraiser.

Due to the Partnership' s intention to market the 34th Street Property for sale, the Property was reclassified as "Property held for disposition," effective September 30, 1997, in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

THE SAXON WOODS CORPORATE CENTER   In 1986, the Partnership acquired the
leasehold interest in Saxon Woods Corporate Center, two office buildings located in Harrison, New York containing an aggregate of approximately 232,000 net rentable square feet (based on current standards of measurement) from an affiliate of the Partnership. The building was purchased from the affiliate for the purpose of facilitating the acquisition by the Partnership. The purchase price of $21,282,805 was paid from the proceeds of the Partnership's offering and consisted of the purchase price to the affiliate plus the acquisition and closing costs and costs associated with carrying the property. The buildings are situated on a 15.28 acre site which is subject to two ground leases, each of which terminates in September 2027 and provides the lessee with the option to renew for two 25-year periods and one 39-year period. Each ground lease provides for an annual net rental of $170,000 with an increase of $20,000 every five years, commencing January 2001. The property's value was appraised at $20,500,000 at December 31, 1997, compared to $16,700,000 at December 31, 1996.

Major tenants at the Saxon Woods Corporate Center are: Commodity Quotations which leases 27,915 square feet (approximately 12% of the total leasable area) under leases expiring September 30, 2002; Icon Capital Corp., which leases 29,040 square feet (13% of the total leasable area) under a lease expiring November 30, 2004; and AllState, which leases approximately 29,000 square feet (13% of the total leasable

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


area), under a lease expiring February 28, 2007. Commodity Quotations, Icon Capital Corp. and AllState represented approximately 29%, 13% and 22% of the property's rental income in 1997.

At December 31, 1997 and 1996, the Partnership completed reviews of recoverability of the carrying amount of the property and related accounts based upon estimated undiscounted cash flows expected to result from the property's use and eventual disposition. As of December 31, 1995, it was management's intention to hold the property for long-term investment and therefore management concluded that the sum of the undiscounted future cash flow estimated to be generated over the investment's holding period was greater than its carrying value. As a result of the Partnership's intention to pursue a sale of the property during 1997 and in accordance with FAS 121, the Partnership reclassified the property on the Partnership's balance sheet as property held for disposition at December 31, 1996. The carrying value of the property was reduced as of December 31, 1996 from the prior carrying value of approximately $21,600,000 to $16,200,000. The valuation allowance was based on management's assessment of the estimated fair market value of the property as of December 31, 1996. The determination of fair market value of the property as of that date was based upon the most recent independent appraisal of the property, less estimated costs to sell. As of December 31, 1997, the Partnership recorded a recovery of the provision for valuation allowance to increase the carrying value of the property held for disposition to $20,000,000, the property's appraised value less estimated costs to sell at December 31, 1997.

THE STAMFORD PROPERTY In 1985, the Partnership acquired the Stamford Property, a ten-story office building containing approximately 220,000 net rentable square feet (based on current standards of measurement) and an attached parking garage located on 1351 Washington Blvd. in Stamford, Connecticut. The purchase price of the property was $31,250,000. The property was transferred to the lender in lieu of a foreclosure sale on December 29, 1994.

6.  MORTGAGE AND NOTES PAYABLE

THE PARK AVENUE PROPERTY   On September 18, 1987, the Partnership acquired its
interest in the Park Avenue Property by contributing $61,868,264 in cash, and assuming its share of the $60 million loan secured by a first mortgage on the property. On June 15, 1989, Two Park Company placed a second mortgage on the Park Avenue Property in the amount of $10,000,000. Interest only was payable in monthly installments at a rate of 10.791% through June 15, 1992 and thereafter at the rate of 10.625% through December 19, 1998 at which time the full amount of principal and any accrued interest would have been due and payable. In November 1995, the Partnership prepaid, without penalty, the $10,000,000 second mortgage. On December 26, 1990, Two Park Company placed a third mortgage on the Park Avenue Property in the amount of $5,000,000. Interest was payable in monthly installments at a rate of 11.5% through its maturity date of December 19, 1998 at which time the full amount of principal and any accrued interest was due and payable.

The $65 million Park Avenue Property mortgage was scheduled to mature in December 1998, however, the lender had the right to accelerate the maturity upon six-months notice. In order to address the risk of such acceleration, Two Park Company refinanced the existing mortgage loan in April 1997. Under the new mortgage, which matures on March 1, 2000, interest is payable at a floating rate (LIBOR plus 150 basis points). Additionally, there is no prepayment penalty (other than in connection with breakage costs of any LIBOR contract), in the event Two Park Company repays the full amount due under the mortgage loan prior to maturity.

THE 34TH STREET PROPERTY   The Partnership had a $30,000,000 credit facility in
the form of a first mortgage secured by the Partnership's leasehold interest on the 34th Street Property (the "34th Street Line of Credit") with FNBC. The lender agreed to advance amounts under the credit facility up to 40% of the lesser of the appraised value of the 34th Street Property or the value thereof as determined by the lender. The credit facility was scheduled to mature on May 31, 1997. As of December 31, 1992, $15,000,000 had been advanced under the 34th Street Line of Credit. As a result of the default on the loan and the decline in the appraised value of the 34th Street Property, the Partnership was prevented from borrowing any additional funds.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


In May 1995, the Partnership successfully negotiated an agreement with the FNBC to reduce the amount needed to pay off the 34th Street Line of Credit to $1.75 million compared to the property's outstanding debt balance of approximately $18 million, including accrued interest. Concurrently, an agreement was entered into with an affiliate of NYRES1 to lend the Partnership the $1.75 million unsecured loan needed to complete the payoff of the 34th Street Line of Credit prior to June 30, 1995 (the "NYRES1 Loan"). FNBC's agreement to accept only $1.75 million in full satisfaction of the 34th Street Line of Credit effectively meant that substantially all of the outstanding principal balance of the loan was forgiven by FNBC. On June 26, 1995, the Partnership completed the payoff of the 34th Street Line of Credit and the Partnership retained its interest in the property.

The NYRES1 Loan bears interest at the prime rate less one and one-quarter percent. Payments of accrued interest and principal will be payable on a current basis to the extent there is net cash flow available from the 34th Street property. To the extent that interest has not been paid on a current basis from the property's cash flow, any net proceeds realized from the conveyance or refinancing of the 34th Street Property or any of the Partnership's other properties will be used to pay accrued interest and principal on the loan. No cash flow payments have been made on the NYRES1 Loan as of December 31, 1997. The NYRES1 Loan matures upon the earlier of December 31, 2025 or the termination of the Partnership. In connection with the NYRES1 Loan, Mendik Management agreed to continue to defer its management fees and leasing commissions associated with any additional leasing activity that would otherwise have been payable with respect to the property.

THE SAXON WOODS CORPORATE CENTER - In September 1991, the Partnership established a non-recourse line of credit of $6,500,000 secured by a first leasehold mortgage on the property located at 550/600 Mamaroneck Avenue, Harrison, New York (the "Saxon Woods Property"). The Saxon Woods Line of Credit had a term of five (5) years at the rate of 2.5% per annum in excess of LIBOR. During the third quarter of 1996, the Partnership obtained from the lender a one-year extension of the maturity of the mortgage to September 1997. Subsequently, three, three-month extensions were obtained to facilitate a sale of the property, with a maturity date of June 26, 1998. In addition, the Partnership is required to pay 1/2% per annum on the undrawn balance of the Saxon Woods Line of Credit. As additional security for the repayment of the Saxon Woods Line of Credit, the Partnership deposited $500,000 with the lender, which deposit was used by the Partnership to pay operating expenses in connection with the Saxon Woods Property prior to borrowing any sums under the Saxon Woods Line of Credit for operating expenses. The Saxon Woods Line of Credit provided the Partnership with a source of funds to pay for those improvements necessary to lease additional space at the property.

As a result of the property's increased occupancy level due to significant leasing activity during the year, an updated independent appraisal of the property was completed during the second quarter of 1996, at which time the appraised value of the property increased from $15.2 million at year-end 1995 to $16.6 million. With the increase in the appraised value, the Partnership was able to draw down the full amount of the credit facility without exceeding the Borrowing Limitation. As of December 31, 1996, the Partnership had borrowed the full $6.5 million available under the Saxon Woods Line of Credit.

Mortgages notes payable at December 31, 1997 and 1996 are summarized as follows:

                                                                         1997           1996
--------------------------------------------------------------------------------------------
Secured by Park Avenue Property, bearing interest at a blended
 rate of 8.16% in 1997 and 10.05% in 1996                         $65,000,000    $65,000,000

Secured by Saxon Wood Corporate Center, bearing interest at
 a blended rate of 8.72% in 1997 and 8.32% in 1996                  6,500,000      6,500,000
--------------------------------------------------------------------------------------------
                                                                  $71,500,000    $71,500,000
                                                                  ==========================

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


Notes payable at December 31, 1997 and 1996 are summarized as follows:

                                                                1997          1996
----------------------------------------------------------------------------------
Note payable to an affiliate of NYRES1, unsecured,
 bearing interest at prime rate less 1.25%                $1,750,000    $1,750,000

Note payable to NYRES1, unsecured, bearing interest at
 prime rate less 1.25%                                       330,000       330,000

Note payable to Mendik RELP Corporation, unsecured,
 bearing interest at prime rate less 1.25%                   150,000       150,000
----------------------------------------------------------------------------------
                                                          $2,230,000    $2,230,000
                                                          ========================

The following summarizes the scheduled maturities of the Partnership's mortgages and notes payable:

   YEAR                                            AMOUNT
   ------------------------------------------------------
   1998                                      $  6,500,000
   1999                                                --
   2000                                        65,000,000
   2001                                                --
   2002                                                --
   Thereafter                                   2,230,000
   ------------------------------------------------------
                                             $ 73,730,000
                                             ============

Based on the borrowing rates currently available to the Partnership for mortgage loans with similar average maturities, the fair value of long-term debt approximates carrying value.

7.  RENTAL INCOME UNDER OPERATING LEASES

Based upon the leases currently in effect, future minimum rental payments from operating leases of the Partnership's properties (which are not cancelable by their terms) as of December 31, 1997 are as follows:

   Year                                             Amount
   -------------------------------------------------------
   1998                                       $ 31,021,617
   1999                                         30,294,162
   2000                                         28,943,169
   2001                                         29,206,989
   2002                                         22,799,591
   Thereafter                                  123,840,565
   -------------------------------------------------------
                                              $266,106,093
                                              ============

In addition to the minimum rental amounts, substantially all of the leases provide for escalation charges to tenants for operating costs, real estate taxes and electricity. For the years ended December 31, 1997, 1996, and 1995, these amounts were $2,790,259, $2,793,437, and $2,712,976, respectively, which amounts are included in rental income.

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


8.  TRANSACTIONS WITH GENERAL PARTNERS AND AFFILIATES

Certain cash and cash equivalents reflected on the Partnership's consolidated balance sheets were on deposit with an affiliate of a general partner during a portion of 1996 and all of 1995. As of December 31, 1996 and throughout 1997, no cash and cash equivalents were on deposit with an affiliate of a general partner or the Partnership.

The following is a summary of the amounts paid or accrued to the general partners and their affiliates during the years ended December 31, 1997, 1996 and 1995 and all balances unpaid at December 31, 1997:

                  DUE TO/(FROM) AFFILIATES
                            AT DECEMBER 31,                 PAID OR ACCRUED
                                                    --------------------------------
                                      1997          1997          1996          1995
------------------------------------------------------------------------------------
Management fees and building
 personnel salaries (A)         $1,841,153    $1,459,012    $1,279,660    $1,171,005

Leasing commissions (B)          1,037,195       310,557       170,981       347,488

Cleaning and related
 services (C)(D)                        --     4,660,182     4,106,631     4,127,071

Security (E)                            --       389,606       425,855       366,322

Administrative salaries
 and expenses (F)                   77,792       206,431            --            --
------------------------------------------------------------------------------------
                                $2,956,140    $7,025,788    $5,983,127    $6,011,886
                                ====================================================

(A) Mendik Management receives fees for the management of the Partnership's Properties and is reimbursed for the cost of on-site building management staff. Salaries and benefits for building personnel, which have remained under the payroll of Mendik Management, for the years ended December 31, 1997, 1996 and 1995 totalled $498,232, $487,796, and
         $438,616, respectively. Management fees paid or payable to Mendik Management totalled $960,780, $791,864, and $732,389 for the years ended December 31, 1997, 1996 and 1995, respectively. These amounts are included in the table. Certain management fees included in the above amounts are being deferred as discussed in Note 6.

(B) Mendik Management has agreed to limit the payment of its leasing commissions at any property in any year to not more than 3% of the gross operating revenues of the property in such year less leasing commissions paid to other brokers in connection with that property in such year. Any excess will be deferred but is payable only if and to the extent such limit is not exceeded in the year paid. As of December 31, 1997, there were unpaid commissions with accrued interest, on a consolidated basis, of approximately $1,037,195 as a result of deferred leasing commissions from the 34th Street property, the Saxon Woods Corporate Center and the Park Avenue property. Certain leasing commissions are being deferred as per the loan modifications discussed in Note 6.

(C) Building Maintenance Service LLC ("BMS"), an affiliate of Mendik Corporation, performs cleaning and related services at the properties. Such cleaning and related services are provided by BMS at its cost plus an allocable share of overhead expenses. Cleaning and related services payable to BMS totalled $3,625,689, $3,185,018, and $3,230,148 for the years ended December 31, 1997, 1996 and 1995, respectively. The salaries and benefits for the property engineering staff were $847,191, $778,884, and $759,415 in 1997, 1996 and 1995, respectively. These amounts are included in the table.

(D) BMS provides metal and marble cleaning services to the Partnership at its cost plus an allocable share of overhead expenses, which were $187,302, $142,729, and $137,508 in 1997, 1996 and 1995, respectively.
         These amounts are included in the table.

(E) Guard Management Service Corporation, an affiliate of Mendik Corporation, provides security services to the Partnership at its cost plus an allocable share of overhead expenses, which in 1997,

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


         1996 and 1995 totalled $389,606, $425,855, and $366,322, respectively.
         These amounts are included in the table.

(F) Commencing January 1, 1997, NYRES1, a general partner, was reimbursed for certain administrative salaries and expenses which were voluntarily absorbed by affiliates of the NYRES1 general partner in prior periods, were reimbursable to the NYRES1 general partner and its affiliate

9. LITIGATION

On February 6, 1996, a purported class action, Sword v. Lehman Brothers Holdings, Inc., was commenced on behalf of, among others, all Investor Limited Partners in the Circuit Court for Baltimore, Maryland against the Partnership, Lehman Brothers Holdings, Inc., E.F. Hutton & Company, Inc. and others (the "Defendants"). The complaint alleged that the Investor Limited Partners were induced to purchase Units based upon misrepresentations and/or omitted statements in the sales materials used in connection with the offering of Units in the Partnership. The complaint alleged, inter alia, claims of fraud, negligent misrepresentation and breach of fiduciary duty (the "Action"). On or about March 21, 1996, the Defendants removed the Action to United States District Court for the District of Maryland. On or about April 19, 1996, the plaintiffs filed a motion to have the Action remanded back to state court. As of that date, no discovery or other proceedings in the Action had commenced. After the parties had entered into successive stipulations extending the time for the Defendants to respond to plaintiffs motion to remand and/or respond to the complaint, the Court stayed and administratively closed the case by order dated June 6, 1997.

On October 18, 1996, a purported first consolidated and amended class action complaint was filed in the Court of Chancery of the State of Delaware and for New Castle County on behalf of all persons who purchased units in the Partnership, among other investments. The complaint names NYRES1, Lehman Brothers Inc. and others (the "Defendants"). This case consolidates previous actions against the Defendants. The Partnership was not named as a defendant. The complaint alleges, among other things, that the Unitholders were induced to purchase Units based upon misrepresentation and/or omitted statements in the sales materials used in connection with the offering of Units in the Partnership. The complaint purports to assert a claim for breach of fiduciary duty by the Defendants based on the foregoing.

On January 14, 1997, two individual investor limited partners commenced a purported class action suit against NYRES1, Mendik RELP Corporation, B&B Park Avenue, L.P. and Bernard Mendik in the Supreme Court of the State of New York County of New York, on behalf of all persons holding limited partnership interests in the Partnership. The complaint alleges that for reasons which include purported conflicts of interest, the defendants breached their fiduciary duty to the limited partners and the general partners of the Partnership also breached their contractual duty to the limited partners. The plaintiffs further allege that the proposed transfer of the 40% interest in Two Park Company (the interest not owned by the Partnership) will result in a burden on the operation and management of Two Park Avenue because the purchaser of the 40% interest will have no fiduciary duty to the Partnership yet all decisions regarding any proposed sale or refinancing of Two Park Avenue will require its consent, with the result that, among other things, the transfer will prevent the Partnership from negotiating for the sale of Two Park Avenue at better terms than a sale on only the Partnership's approximate 60% interest. The complaint also alleges, among other things, that the transfer of the 40% interest violates the Partnership's rights of first refusal to purchase the interest being transferred and fails to provide limited partners in the Partnership a comparable transfer opportunity.

Shortly after the filing of the complaint, another limited partner represented by the same attorneys filed an essentially identical complaint in the same court. Among other things, both complaints claim that the purported class has and will continue to suffer unspecified damages, and seek a declaration that the suits are properly class actions, an accounting and certain injunctive relief including an injunction enjoining the transfer of the 40% interest and a judgment requiring either the liquidation of the Partnership and the appointment of a receiver or an auction of Two Park Avenue. The time for defendants to respond to the complaints and to certain discovery requests has not yet expired. In the interim, plaintiff's counsel have requested an agreement to consolidate the two actions and have stated that they may seek to amend the complaints in unspecified ways, as well as to file a motion seeking a preliminary injunction. The parties

MENDIK REAL ESTATE LIMITED PARTNERSHIP
AND CONSOLIDATED VENTURE


to the litigation are presently negotiating a potential settlement of the action that would result in the sale of the Park Avenue Property, the 34th Street Property and Saxon Woods Corporate Center and in the liquidation and dissolution of the Partnership. There can be no assurance that such a settlement can be achieved. If there is no settlement and the actions proceed, the defendants intend to vigorously defend the actions.

10. RECONCILIATION OF CONSOLIDATED FINANCIAL STATEMENT NET INCOME (LOSS) AND PARTNERS' CAPITAL TO FEDERAL INCOME TAX BASIS NET INCOME (LOSS) AND PARTNERS' CAPITAL

Reconciliation of consolidated financial statement net income (loss) to federal income tax basis net income (loss) follows:

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                         1997             1996             1995
-----------------------------------------------------------------------------------------------
Financial statement consolidated
  net income (loss)                               $ 5,113,351     $(47,091,683)    $ 11,613,040

Financial statement adjustments to real estate     (2,920,968)      42,988,230               --

Tax basis depreciation over
  financial statement depreciation                 (1,830,341)         (72,357)        (355,352)

Tax basis rental income over (under)
  financial statement rental income                 2,055,349         (819,983)         (89,674)

Tax basis recognition of net income (loss) of
  consolidated venture (under) over financial
  statement recognition of income (loss) of
  consolidated venture                             (2,568,478)       1,033,441        7,986,697

Other                                                      --               --          (95,214)
-----------------------------------------------------------------------------------------------
Federal income tax basis net income (loss)        $  (151,087)    $ (3,962,352)    $ 19,059,497
===============================================================================================

Reconciliation of financial statement partners' capital to federal income tax basis partners' capital:

                                                                AS OF DECEMBER 31,
                                                                ------------------
                                                        1997             1996            1995
---------------------------------------------------------------------------------------------
Financial statement basis partners' capital    $  44,687,388     $ 39,574,037    $ 86,665,720

Current year financial statement net
 income (loss) over (under) Federal
 income tax basis net income (loss)               (5,264,438)      43,129,331       7,446,457

Cumulative financial statement net
 income (loss) over cumulative Federal
 income tax basis net income (loss)               91,955,853       48,826,522      41,380,065
---------------------------------------------------------------------------------------------
Federal income tax basis partners' capital     $ 131,378,803     $131,529,890    $135,492,242
=============================================================================================

Because many types of transactions are susceptible to varying interpretations under Federal and state tax laws and regulations, the amounts reported above may be subject to change at a later date upon final determination by the taxing authorities.